Dear Friends:

2011 IS HEADING IN THE RIGHT DIRECTION
Our profitable second quarter demonstrated significant improvement from just one year ago. Our cornerstone core deposit portfolio continued to grow, our Multi-Family Lending Program saw robust volumes and our expenses were well contained. We are generating capital at a healthy pace, and we are pleased to be able to return that capital to our shareholders through our increased cash dividend.

The past three years have presented challenges to our industry’s profits and returns. No bank has emerged unscathed, including Hudson Valley. But our core banking business remains strong with deposit and loan growth, improvement in credit quality and an increase in net interest margin. Our core franchise is not only intact; it is thriving.

A PROFITABLE FIRST HALF
Our net income increased to $12.3 million for the six-month period ended June 30, 2011, compared to a net loss of $6.1 million for the first six months of 2010.

First half profits and results overall, reflect the meaningful progress toward restoring the health of our loan portfolio, while continued improvement in our net interest margin bolstered core profitability. Our net interest margin increased to 4.55% in the second quarter of 2011, compared to 4.39% in the first quarter of 2011 and 4.15% in the second quarter of 2010. In the context of the current low-rate environment, we continue to maintain superior net interest margin relative to most other banks.

As a result of the Bank’s streamlined operations, we continued to maintain a strong efficiency ratio of 59.6% in the first six months of 2011.

DEPOSITS ON THE RISE
We continued to enjoy robust deposit growth in the first half of the year. In fact, over the last six months we have grown core deposits 10.0%. If we look back over the last three years to the height of the financial crisis, our core customer deposits have grown 46%— that’s 13% per year on a compounded annual basis. Core deposits accounted for 93.1% of Hudson Valley’s $2.4 billion in total deposits at June 30, 2011. Deposits totaled $2.2 billion at December 31, 2010. Total deposits increased $184.0 million during the six-month period ended June 30, 2011, compared to the prior year-end, as we continued to experience significant growth in new customers both in existing branches and new branches added during the last few years.

NET LOAN BALANCES INCREASING
While loan balances continue to reflect industry-wide softness in demand, we experienced a meaningful increase in net loans in the first half of 2011. Net loans totaled $1.89 billion at June 30, 2011, representing increases of 11.8% from $1.69 billion at December 31, 2010 and 11.6% from June 30, 2010. Our primary source of loan growth in 2011 was our very active Multi-Family Lending Program. We have had particular and continued success in originating multi-family loans in the metropolitan New York area. Total loans increased $115.6 million and $202.5 million, respectively, during the three and six-month periods ended June 30, 2011, compared to the prior year end. These increases resulted primarily from strong demand for local market multi-family loans and increases in commercial real estate loans, partially offset by decreased loan demand in other sectors of the market, charge-offs and pay-downs of existing loans.

CREDIT QUALITY IMPROVING
As previously reported, we adopted a very aggressive approach to resolving problem loans early last year, including taking $46.5 million in loan loss provisions in 2010, the majority of which were accrued in the second quarter of last year. For the first half of 2011, Hudson Valley’s loan loss provision was $7.0 million, compared to $34.1 million in the first half of 2010.

Our comprehensive efforts to improve credit quality are evident in this year’s net charge-off improvement and healthy recovery experience. Reflecting increased lending in the first and second quarters, as well as non-performing assets at period end, the Bank’s allowance for loan losses was $41.9 million, or 2.17% of total loans, at June 30, 2011. Allowances were $38.9 million, or 2.25% of total loans, at December 30, 2010, and $47.1 million, or 2.70% of total loans, at June 30, 2010. We continue to see modest improvement in non-performing and delinquent loans and will continue to maintain reserves as necessary to ensure adequate coverage. While the second quarter performance in this area is particularly encouraging, we expect an uneven, but generally improving trend.

CAPITAL POSITION REMAINS SUBSTANTIAL
Hudson Valley’s capital ratios remain in excess of “well-capitalized” levels generally applicable to banks under current regulations. At June 30, 2011, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 14.4%, a Tier 1 risk-based capital ratio of 13.2%, and a Tier 1 leverage ratio of 9.8%.

CASH DIVIDEND DECLARED
Our Board of Directors determined that the Company’s performance in recent quarters, including the strength of our core profitability, our prudent underwriting, and our successes in continuing to restore the health of our loan portfolio, warranted an increase in our cash dividend. The Board declared a $0.05 or 33% increase in the cash dividend to $0.20 per share up from $0.15, which was paid to all common stock shareholders of record as of the close of business on August 12, 2011.

STOCK TRANSFERRED TO NYSE
In other stock news, on August, 2, 2011, our common stock started trading on the New York Stock Exchange (NYSE) under the new ticker symbol “HVB.” The listing was transferred from the NASDAQ Global Select Market to the NYSE, where many of our peer banks are currently listed, and we believe will be a good fit for us as we continue to grow throughout the metropolitan area.

WE ARE SOLID AND GROWING
We have had much to overcome in recent years. In addition to the ongoing impact of the declining real estate market on our credit quality, a protracted period of historically low interest rates and soft lending activity, we are facing an increasing number of unfunded mandates coming down from the government.

For example, two years ago our FDIC insurance increased more than 500%, which has not and most likely, will not go away any time soon. We now pay approximately $5 million a year in FDIC insurance premiums. This is just one of many significant costs added to our operations that directly affect our net profit.

Our size, our earning capacity and our strong capital position have given us the flexibility to sustain the added costs of these myriad and mounting regulations. Smaller and weaker banks than us may not be able to absorb them and survive. Even banks once considered our peers are being acquired as a result. Examples of this include State Bank of Long Island, which was sold in May to Valley National Bank of New Jersey. Prior to that, Bank of Smithtown was sold to Peoples United from Connecticut.

INVESTING IN EXPERIENCED STAFF
People are our greatest assets. We continue to attract and invest in commercial bankers and sales teams that know our New York, lower Hudson Valley and Connecticut markets inside and out. For example, we hired an experienced team of relationship managers specializing in not-for-profit and community organizations, who will focus their efforts in the five boroughs of New York City in this growing industry niche, one we have very successfully served in Westchester for many years. We also hired a well known, experienced lender with over 35 years in the New York and Connecticut market, who brings great knowledge, insights and connections to the Bank. We are fortunate to have a very talented, dedicated and loyal staff at every level of our organization.

FOCUSING ON SERVICE
We attribute our profitability and strength primarily to our highly focused and personalized business model. Very simply, we continue to focus on meeting the banking needs of middle market businesses and their principals, particularly those in our niche segments, including attorneys, property managers, municipalities and not-for-profit organizations.

Faced with turmoil and uncertainty in today’s marketplace, some companies are straying from their core business and mission in hopes of a short-term boost in profits. While we have expanded and developed many new products and services to address an ever changing world, we have not altered how we do business and our customer focused style of banking. We have a very clear vision of who we are, how we got here and where we are going.

Hudson Valley is and will remain a relationship-based bank, providing area businesses and professionals with superior products and exceptional personal service. This is what customers expect from us and what distinguishes us from our competitors and the mega banks proliferating in our service area.

HOW WE ARE DIFFERENT
Local decision makers: We remain an independent community bank with local decision makers so we can be flexible and faster than most other banks, especially the very large banks. Because we are independent, we can customize services to meet the needs of our customers. At Hudson Valley, one size does not fit all.

We are knowledgeable: We specialize in providing quality services for businesses and professional service firms and not-for-profit organizations. We take time to understand our customers’ businesses and work collaboratively and consultatively to help them grow and succeed.

We know our customers: We know most of our customers on a first name basis. Customers are assigned an officer who serves as their relationship manager and takes care of all their banking needs. We have a very talented team of local business and professional bankers who understand the types of businesses they are dealing with and the marketplace, and can assist them with their deposit, lending and investment needs.

Exceptional service: We pride ourselves on our personal attention and responsiveness. Where else can a customer call the President or Chairman of the Bank? We do not have any 800 numbers here. It is not who we are. Most banks say they provide personal service, we really do. We go above and beyond for our customers.

As we look ahead, we plan to stay true to our core values and committed to meeting the banking needs of the people who live and work in our local communities and to helping local businesses grow and prosper.

Our main priority is to remain a well-capitalized, well-managed and high performing company that offers value to our shareholders, our customers, our staff and the community.

We believe Hudson Valley has the right foundation, leadership and resources to remain strong, safe and sound, and the premiere bank for businesses and professional service firms in the communities we serve.

We believe we will be an even stronger organization when the economy turns around. As always, please call us if we can be of assistance to you or your business.

William E. Griffin
Chairman

James J. Landy
President & Chief Executive Officer